Exhibit 99.2

                                              Contact:  Peter W. Keegan
                                                        Senior Vice President
                                                        (212) 521-2950

                                                        Candace Leeds
                                                        V.P. of Public Affairs
                                                        (212) 521-2416

                                                        Joshua E. Kahn
                                                        Investor Relations
                                                        (212) 521-2788

FOR IMMEDIATE RELEASE
---------------------

                           CAROLINA GROUP REPORTS
                           ----------------------
                            NET INCOME FOR 2003
                            -------------------

  NEW YORK, February 12, 2004-Loews Corporation (NYSE:LTR) reported today Carolina Group net income for the 2003 fourth quarter of $119.1 million, compared to $160.3 million in the 2002 fourth quarter. Net income attributable to the Loews Group intergroup interest for the fourth quarter of 2003 amounted to $84.3 million, compared to $123.4 million in the comparable period of the prior year. Net income attributable to Carolina Group stock (NYSE:CG) for the fourth quarter of 2003 was $34.8 million, or $0.74 per share of Carolina Group stock, compared to $36.9 million, or $0.92 per share in the prior year.

  Carolina Group net income for the 2003 fourth quarter includes net investment gains of $0.6 million, compared to $2.2 million in the prior year. Net investment gains attributable to Carolina Group stock in the fourth quarter of 2003 and 2002 were $0.2 million and $0.5 million.

  Net sales for the Carolina Group were $787.7 million in the fourth quarter of 2003, compared to $834.3 million in 2002. The decline in net sales reflects increased sales promotion expenses, partially offset by improved unit sales volume of 6.9%.

  Carolina Group net income for the year ended 2003 was $468.3 million, compared to $681.5 million in the comparable period of the prior year. Net income for 2003 was reduced by after-tax charges of $17.1 million to settle litigation with tobacco growers and $17.5 million to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.

  Net income attributable to the Loews Group intergroup interest for the year ended 2003 amounted to $353.1 million, compared to $540.8 million in the comparable period of the prior year. Net income attributable to Carolina Group stock for the year ended 2003 was $115.2 million or $2.76 per share of Carolina Group stock, compared to $140.7 million or $3.50 per share of Carolina Group stock in 2002, and reflects eleven months of actual results commencing with the initial issuance of Carolina Group stock by Loews Corporation in February 2002.

  Carolina Group net income for the year ended 2003 includes net investment losses of $6.3 million, compared to gains of $23.4 million in the prior year. Net investment (losses) gains attributable to Carolina Group stock for the years ended 2003 and 2002 were $(1.4) million and $5.3 million.

  Net sales for the Carolina Group were $3.256 billion in 2003 compared to $3.798 billion in 2002. The decline in net sales reflects lower unit sales volume of 2.8% and increased sales promotion expenses.

  On a pro forma basis, assuming the Carolina Group stock had been issued at January 1, 2002, net income attributable to Carolina Group stock for the year ended 2002 would have been $154.7 million or $3.85 per share of Carolina Group stock.

  This pro forma information is based on the historical results of operations of the Carolina Group, adjusted to accrue interest expense at 8% per annum on $2.500 billion of notional intergroup debt and an adjustment to income taxes for the impact of the interest expense. Per share amounts are based on income available to Carolina Group shareholders. At December 31, 2003, the outstanding balance of notional debt was $2.032 billion.

  The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company's assets and liabilities, referred to as the Carolina Group, principally consisting of the Company's subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

  On November 25, 2003, Loews Corporation sold 18,055,000 shares of Carolina Group stock for net proceeds of $399.5 million. As of December 31, 2003, there were 57,965,000 shares of Carolina Group stock outstanding. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

                                     # # #

  Loews Corporation has issued a separate press release reporting its consolidated results for the fourth quarter and full-year of 2003, which accompanies this press release.

  A conference call to discuss the fourth quarter and full-year results of Loews Corporation has been scheduled for 11:00 a.m. EST, Thursday, February 12, 2004. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company's website for one week following the call.

Carolina Group
Financial Review

                                                                December 31,
                                            ----------------------------------------------------
                                                Three Months                 Year Ended
                                            ----------------------------------------------------
                                               2003      2002        2003       2002     2002(e)
                                            ----------------------------------------------------
                                                (Amounts in millions, except per share data)
                                                                                       Pro Forma

Net sales (a)                               $ 787.7   $ 834.3    $3,255.6   $3,797.7   $3,797.7

Cost of sales (a) (b)                         457.7     445.5     1,893.1    2,172.4    2,172.4
Selling, advertising and administrative (c)   107.8      92.6       460.6      409.3      409.3
                                            ----------------------------------------------------

Total operating costs and expenses            565.5     538.1     2,353.7    2,581.7    2,581.7
                                            ----------------------------------------------------

Operating income                              222.2     296.2       901.9    1,216.0    1,216.0
Investment income (d)                          11.5      13.5        32.1       83.0       83.0
Interest expense                              (42.1)    (49.4)     (182.8)    (178.4)    (199.4)
                                            ----------------------------------------------------

Income before income taxes                    191.6     260.3       751.2    1,120.6    1,099.6
Income taxes                                   72.5     100.0       282.9      439.1      430.9
                                            ----------------------------------------------------

Net income                                    119.1     160.3       468.3      681.5      668.7
Earnings attributable to the Loews Group
 intergroup interest (f)                       84.3     123.4       353.1      540.8      514.0
                                            ----------------------------------------------------

Income attributable to Carolina Group
 shareholders (g)                           $  34.8  $   36.9  $    115.2  $   140.7  $   154.7
                                            ====================================================

Per share of Carolina Group stock (h)       $  0.74  $   0.92  $     2.76  $    3.50  $    3.85
                                            ====================================================

Weighted number of shares outstanding         47.17     39.91       41.74      40.15      40.15
                                            ====================================================

(a) Includes excise taxes of $158.0, $149.6, $651.4 and $667.6 for the respective periods.
(b)  Includes charges of $193.0, $219.3, $785.2 and $1,062.2 ($119.9, $135.5,
     $489.5 and $646.1 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c) Includes a $27.5 charge in the year ended December 31, 2003 ($17.1 after taxes) to settle litigation with tobacco growers and a $28.0 charge in the year ended December 31, 2003 ($17.5 after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.
(d) Includes $1.0, $3.4, ($9.7) and $36.1 of investment gains (losses) for the respective periods.
(e) Includes pro forma adjustment to accrue interest expense at 8% per annum on $2,500.0 of notional intergroup debt and an adjustment to income taxes for the impact of the interest expense for the period prior to the issuance of Carolina Group stock.
(f) Prior to November 25, 2003, the Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 133,500,000 shares of 173,750,000 share and share equivalents outstanding. Subsequent to the Loews Group's sale of 18,055,000 shares of Carolina Group stock, the Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 115,445,000 shares of 173,410,000 share and share equivalents outstanding. As of December 31, 2003, there were 57,965,000 shares of Carolina Group stock outstanding.
(g) Represents 29.23% and 24.59% of the economic interest in the Carolina Group for the three months and year ended December 31, 2003 and 23.01% and 23.12% for the three and eleven months ended December 31, 2002. On a pro forma basis, the economic interest is 23.13%.
(h) Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented. Pro forma earnings per share of Carolina Group stock assumes the Carolina Group was a separate group as of January 1, 2002.

Carolina Group
Supplemental Information

Domestic U.S. unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand (all units in thousands):


                                                                      December 31,
                                                   ---------------------------------------------
                                                          Three Months            Years Ended
                                                   ---------------------------------------------
                                                         2003       2002        2003        2002
                                                   ---------------------------------------------
Premium Brands

Total Newport                                       7,508,067  6,896,141  30,976,222  31,171,947
Total Kent Family                                     246,522    303,624   1,063,534   1,344,233
Total True                                            183,297    214,940     777,681     936,212
Total Max                                              12,471     15,303      53,970      66,192
Total Satin                                             2,496      3,084      10,830      14,000
Total Triumph                                             771      1,116       3,726       4,743
                                                   ---------------------------------------------

Total Premium Brands                                7,953,624  7,434,208  32,885,963  33,537,327
                                                   ---------------------------------------------

Discount Brands

Total Old Gold                                        243,108    281,147   1,030,580   1,297,404
Total Maverick                                        151,590     94,880     514,341     596,938
                                                   ---------------------------------------------

Total Discount Brands                                 394,698    376,027   1,544,921   1,894,342
                                                   ---------------------------------------------

Total Domestic Cigarettes                           8,348,322  7,810,235  34,430,884  35,431,669
                                                   =============================================

Notes:

1.  This information is unaudited and is not adjusted for returns.
2. Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3. Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4. Unit volume is not necessarily indicative of the level of revenues for any period.